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                                                                EXHIBIT 4.18

                               EXTENSION AGREEMENT

            This EXTENSION AGREEMENT (this "Agreement"), dated as of __________, 2004, is between Interchange Corporation, ("Interchange") and
____________________, a holder of an 8% Secured Convertible Debenture of Interchange (the "Holder").

                                    RECITALS

            WHEREAS, Interchange and the Holder entered into a Unit Subscription Agreement (the "Unit Agreement") dated ____________, whereby Interchange issued an 8% Secured Convertible Debenture in the amount of $___________(the "Debenture");

            WHEREAS, the Debenture is due on the earlier of (i) the first anniversary of issuance, or (ii) 15 days following the completion of a financing with net proceeds to Interchange of at least $10 million (the "Current Maturity Date"); and

            WHEREAS, in consideration of Interchange continuing forward with an initial public offering of its common stock, the Holder and Interchange desire to extend the Current Maturity Date to the earlier of (i) December 31, 2004 or
(ii) 15 days following the completion of a financing with net proceeds to Interchange of at least $10 million (the "New Maturity Date"); and

            NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

            1. Extension of Current Maturity Date. The Holder hereby agrees to extend the Current Maturity Date to the New Maturity Date.

            Except as modified herein, the Unit Agreement is affirmed by the parties hereto in its entirety and shall remain in full force and effect. This Extension Agreement may be executed in counterparts, each of which shall be an original, and taken together, shall be deemed to be one and the same instrument.

HOLDER:

By:
    ---------------------------------

Print Name:
            -------------------------

Date:
      -------------------------------

INTERCHANGE CORPORATION

By:
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Its:
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                  PLEASE SIGN AND FAX BACK TO 949-784-0880